Exhibit 15.1

LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION

November 3, 2005

Peter Kiewit Sons’, Inc.
1000 Kiewit Plaza
Omaha, Nebraska 68131

Re: Registration Statement Nos. 333-126390 and 333-126825

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated November 3, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Omaha, Nebraska